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                                                              Exhibit No. 4(c)

                          SUB-ADMINISTRATION CONTRACT

         Agreement made as of May 24, 1988 between PAINEWEBBER INCORPORATED ("PaineWebber") and MITCHELL HUTCHINS ASSET MANAGEMENT INC. ("Mitchell Hutchins"), each being a Delaware corporation.

         WHEREAS, PaineWebber has entered into an Investment Advisory, Administration and Distribution Contract dated July 23, 1987 ("Advisory Contract") with PaineWebber Cashfund, Inc. ("Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

         WHEREAS, under the Advisory Contract PaineWebber has agreed to provide certain administrative services to the Fund; and

         WHEREAS, PaineWebber wishes to retain Mitchell Hutchins as a sub-administrator to provide such administrative services to PaineWebber and the Fund, and Mitchell Hutchins is willing to render such services as described herein upon the terms set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties as follows:

         1. Appointment. PaineWebber hereby appoints Mitchell Hutchins as sub-administrator and Mitchell Hutchins accepts such appointment and agrees that it will furnish the services set forth in paragraph 2 below.

         2. Services and Duties of Mitchell Hutchins. Mitchell Hutchins will assist in administering the affairs of the Fund, subject to the supervision of the Fund's Board of Directors ("Board") and PaineWebber, and further subject to the following understandings:

         (a) Mitchell Hutchins will supervise all aspects of the operation of the Fund except as hereinafter set forth; provided, however, that nothing herein contained shall be deemed to relieve or deprive the Board of its responsibility for and control of the conduct of affairs of the Fund.

         (b) In all matters relating to the performance of this Contract, Mitchell Hutchins will act in conformity with the Fund's Articles of Incorporation, By-Laws, and with the instructions and directions of the Fund's Board and PaineWebber and will conform to and comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal or state laws and regulations.

         (c) Mitchell Hutchins will provide the Fund with such administrative and clerical personnel (including officers of the Fund) as are reasonably deemed necessary or advisable by the Board and PaineWebber, and Mitchell Hutchins will pay the salaries of all such personnel.


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         (d) Mitchell Hutchins will provide the Fund with such administrative and clerical services as are reasonably deemed necessary or advisable by the Board and PaineWebber, including the maintenance of certain of the books and records of the Fund.

         (e) Mitchell Hutchins will arrange, but not pay for, the periodic preparation, updating, filing and dissemination (as applicable) of the Fund's Registration Statement, proxy material, tax returns and reports to shareholders of the Fund and the Securities and Exchange Commission. As used in this Contract, the term "Registration Statement" shall mean the currently effective registration statement of the Fund and any supplements thereto under the Securities Act of 1933, as amended, and 1940 Act.

         (f) Mitchell Hutchins will provide the Fund with, or obtain for it, adequate office space and all necessary office equipment and services, including telephone service, heat, utilities, stationery supplies and similar items.

         3. Administrative Duties Retained By PaineWebber. PaineWebber will continue to provide to the Fund the services described in subparagraphs 3(f), 3(g) and 3(h) of the Advisory Contract.

         4. Services Not Exclusive. Mitchell Hutchins' services hereunder are not deemed to be exclusive, and Mitchell Hutchins is free to render advisory, administrative or other services to other funds or clients so long as Mitchell Hutchins' services under this Contract are not impaired thereby.

         5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, Mitchell Hutchins agrees that all records it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any such records upon the Fund's request.

         6. Expenses. During the term of this Contract, Mitchell Hutchins will pay all expenses incurred by it in connection with its services under this Contract.

         7. Compensation. For the services provided and expenses assumed pursuant to this Contract, PaineWebber will pay Mitchell Hutchins and Mitchell Hutchins will accept as full compensation 20% of the fee received by PaineWebber under the Advisory Contract, such compensation to be paid monthly and to be reduced by any amount paid by PaineWebber in each such month to Mitchell Hutchins under the Sub-Advisory Contract dated July 23, 1987 between PaineWebber and Mitchell Hutchins.

         8. Limitation of Liability. Mitchell Hutchins will not be liable for any error of judgment or mistake of law or for any loss suffered by PaineWebber or by the Fund or the shareholders of the Fund in connection with the performance of this Contract, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Contract.


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         9. Duration and Termination. This Contract will become effective upon the date hereabove written and shall continue in effect thereafter until terminated by PaineWebber, Mitchell Hutchins, or the Fund upon 60 days' written notice to the others. This Contract will terminate automatically upon any termination of the Advisory Contract between PaineWebber and the Fund.

         10. Amendment of this Contract. No provision of this Contract may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         11. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Contract shall be held or made invalid by a court decision, statute, or rule or otherwise, the remainder of this Contract shall not be affected thereby. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

         IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated as of the day and year first above written.

Attest:                                     PAINEWEBBER INCORPORATED

/s/ Dwayne H. McKinley              By:  /s/ Peter Schulz
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Attest:                                     MITCHELL HUTCHINS ASSET MANAGEMENT
                                              INC.

/s/ Dwayne H. McKinley              By:  Dianne E. O'Donnell
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